Exhibit 21

Subsidiaries of the Registrant

Name	Jurisdiction of Formation	Trade Names
Overstock.com Services, Inc.	Utah	Overstock.com Services
Supplier Oasis Fulfillment Services, Inc.	Utah	SOFS
Overstock Ireland Limited	Ireland	O.co Ireland.ie
O Agency Group, Inc.	Utah	Overstock.com Insurance
O.com Land, LLC	Utah
O.com Ventures, Inc.	Utah
tZERO Group, Inc. (fka TØ.com, Inc. & fka Medici, Inc.)	Delaware
tZERO Technologies, LLC (fka Cirrus Services, LLC)	Delaware
SpeedRoute, LLC	Delaware
DeSoto, Inc.	Delaware
Overstock.com Cars, Inc.	Utah
O.com Gift Cards, Inc.	Utah
Medici Ventures, Inc.	Delaware
O.co HK Limited (HK)	Hong Kong
Medici Land Governance, Inc.	Delaware
Medici Land Governance, Ltd.	Zambia
O Real Estate, Inc.	Utah
Mac Warehouse, LLC	Utah
Mac Warehouse Retail, LLC	Utah
SiteHelix, Inc.	Delaware
Blue Ocean Technologies, LLC	New York
Verify Investor, LLC	California
Avatar, LLC	Utah
Bitsy Crypto UK Limited	England and Whales
tZERO Crypto, Inc. (fka Bitsy, Inc.)	Utah
tZERO IP, LLC	Delaware
tZERO Broker Services, LLC	Delaware
tZERO ATS, LLC	Delaware
tZERO Markets, LLC	Delaware